Exhibit 5.2

Carter Ledyard & Milburn llp

Counselors at Law

28 Liberty Street

New York, NY 10005

●

Tel (212) 732-3200

Fax (212) 732-3232

August 11, 2023

Greenfire Resources Ltd.

1900 – 205 5th Avenue SW

Calgary, Alberta T2P 2V7

Re:	Registration Statement on Form F-4 of Greenfire Resources Ltd. (Registration No. 333-27138)

Dear Ladies and Gentlemen:

We have acted as United States counsel to Greenfire Resources Ltd., an Alberta corporation, (the “Company”) in connection with the Registration Statement on Form F-4, including the proxy statement contained therein (and, in each case, any exhibit, appendix, schedule or similar attachment thereto, in each case as amended or supplemented through the date hereof, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on April 21, 2023. You have asked us to furnish our opinion as to the legality of certain warrants being registered under the Registration Statement. Except as otherwise provided herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

M3-Brigade Acquisition III Corp. (“MBSC”) had previously entered into that certain Private Warrant Agreement (the “MBSC Private Warrant Agreement”), governing the terms of the warrants issued by MBSC in a private placement (the “MBSC Private Placement Warrants”) simultaneously with the closing of MBSC’s initial public offering. Pursuant to that certain Business Combination Agreement, dated December 14, 2022, among the Company, Greenfire Resources Inc. (“Greenfire”), MBSC and the other parties thereto, as amended on April 21, 2023 and June 15, 2023 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), the parties intend to consummate a business combination (the “Business Combination”), pursuant to which, among other things, (a) each issued and outstanding MBSC Private Placement Warrant (after giving effect to the forfeitures of certain MBSC Private Placement Warrants pursuant to the Business Combination Agreement), shall be converted into one warrant (a “New Greenfire Warrant”) to purchase common shares in the capital of the Company (“Common Shares”) on the same terms as were in effect immediately prior to the Business Combination under the terms of the MBSC Private Warrant Agreement, and (b) 5,000,000 New Greenfire Warrants are to be issued to certain Greenfire securityholders.

The MBSC Private Placement Warrants, when converted to New Greenfire Warrants (the “Converted Warrants”), shall be governed by an Amended and Restated Warrant Agreement to be entered into on or about the date of the Business Combination with Computershare Trust Company, N.A. (the “A&R Warrant Agreement”). The 5,000,000 New Greenfire Warrants to be issued to certain Greenfire securityholders (the “New Warrants”) shall be governed by a new Warrant Agreement to be entered into on or about the date of the Business Combination with Computershare Trust Company, N.A. (the “New Warrant Agreement” and, collectively with the A&R Warrant Agreement and the Business Combination Agreement, the “Transaction Documents”).

The Registration Statement relates to the registration under the Securities Act of up to 73,779,303 Common Shares, 7,526,667 New Greenfire Warrants, and 7,526,667 Common Shares issuable upon exercise of the New Greenfire Warrants.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;
2.	the Business Combination Agreement;
3.	a form of A&R Warrant Agreement; and
4.	a form of New Warrant Agreement.

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. Various issues pertaining to Canadian law are addressed in the opinion of Burnet, Duckworth & Palmer LLP, filed as an exhibit to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such elements.

We have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons who have executed any of the documents reviewed by us, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

We have also assumed, without independent investigation, (i) that the Company is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Company has all necessary corporate power to execute, deliver and perform its obligations under each of the Transaction Documents, (iii) that the execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary corporate action and do not violate the Company’s organizational documents or the laws of its jurisdiction of organization, (iv) the due execution and delivery of each of the Transaction Documents by the Company under the laws of its jurisdiction of organization, (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under, each Transaction Document by each party thereto have been or will be obtained or made and are in full force and effect, and (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of any Transaction Document. We have further assumed that each Transaction Document constitutes a legal, valid and binding obligation of each party thereto other than the Company and that, pursuant to the Business Combination Agreement, the conditions to consummating the transactions contemplated by the Business Combination Agreement will have been satisfied or duly waived.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that:

1.	Upon execution of the A&R Warrant Agreement by the parties thereto, when the Registration Statement becomes effective under the Securities Act and the Converted Warrants have been duly registered on the books of the warrant agent and registrar thereof in the name or on behalf of the applicable Converted Warrant holders and have been issued by the Company in the manner contemplated by the Business Combination Agreement, the Converted Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except that (i) the enforceability of the Converted Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Converted Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

2.	Upon execution of the New Warrant Agreement by the parties thereto, when the Registration Statement becomes effective under the Securities Act and the New Warrants have been duly registered on the books of the warrant agent and registrar thereof in the name or on behalf of the applicable New Warrant holders and have been issued by the Company in the manner contemplated by the Business Combination Agreement, the New Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms except that (i) the enforceability of the New Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the New Warrants that requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

Our opinion herein reflects only the application of applicable laws of the State of New York and the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related Prospectus or other offering material regarding the Company or the securities or their offering and sale.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/Carter Ledyard & Milburn LLP